Exhibit 99

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

PRESS RELEASE

August 11, 2004

Avnet, Inc. Reports Fourth Quarter and Fiscal 2004 Results

Fiscal Year Revenues Grew by $1.2 Billion
Strong Operating Leverage Realized
Best Quarter in over 3 Years

Phoenix, Arizona - Avnet, Inc. (NYSE:AVT) today reported revenues of $10.24 billion for fiscal 2004, up 13.2% over fiscal 2003 revenues of $9.05 billion. Fiscal 2004 operating income of $257.9 million grew 116% as compared with fiscal 2003, excluding restructuring charges in both periods (which are further discussed in the accompanying financial statements). Including such charges, fiscal 2004 operating income of $202.2 million was up $189.5 million over fiscal 2003. Net income for fiscal 2004 was $72.9 million, or $.60 per share on a diluted basis, as compared with a net loss of $46.1 million, or $0.39 per share on a diluted basis in fiscal 2003. Excluding certain charges in both fiscal years, net income in fiscal 2004 reached $125.6 million, or $1.04 per share on a diluted basis, as compared with fiscal 2003 net income of $27.8 million, or $0.23 per share on a diluted basis.

Roy Vallee, Chairman and Chief Executive Officer, stated, “The global technology industry recovery gained momentum throughout our fiscal year and we finished with the highest quarterly year-over-year revenue growth rate in over three years. Fiscal 2004 was a year in which revenue growth combined with operating efficiency to drive a dramatic increase in operating income. Leveraging Avnet’s global capabilities to enable the success of our customers and suppliers has allowed us to capitalize on the improved technology market.”

Revenues for the fourth quarter of fiscal 2004, ended July 3, 2004, were $2.64 billion, up 21% from the prior year fourth quarter revenues of $2.19 billion. Net income in the fourth quarter of fiscal 2004 was $48.7 million, or $.40 per share, as compared with $11.5 million, or $0.10 per share, for the fiscal 2003 fourth quarter, which represents a 300% increase.

In the fourth quarter of 2004, operating income more than doubled to $85.8 million as compared with $31.7 million in the prior year fourth quarter. Operating income as a percent of sales increased 180 basis points from 1.45% in the fourth quarter of fiscal 2003 to 3.25% in the current year quarter. The fourth quarter of fiscal 2004 represents the eighth consecutive year-over-year improvement in quarterly operating income dollars and operating income margin excluding restructuring and other charges.

“During fiscal 2004, the Avnet team was focused on delivering higher returns on capital through quality revenue growth and operational excellence,” said Ray Sadowski, Chief Financial Officer. “This focus improved our operating margins significantly during the last fiscal year. As we look into fiscal 2005, we see additional opportunities to improve operational efficiency thereby facilitating our ability to continue to improve our customer service and our bottom line, as well as to strengthen our balance sheet.”

Gross profit dollars per employee for fiscal 2004 increased 21% and operating income per employee, excluding restructuring charges, increased by 132% over the prior year. Operating expenses as a percentage of gross profit dropped to its lowest level in three years, coming in at 85% (81% excluding restructuring charges) for the year and 77% in the fourth quarter.

Mr. Vallee added, “Over the last three years Avnet has been focused on value based management through our “Driving Value” initiative. This focus continues to meaningfully impact our business operations as evidenced by the continued improvement in our expense and asset productivity metrics. Specifically, our net operating profit after tax return on working capital is the highest that it has been in over three years with the fourth quarter result representing the eighth consecutive quarter of year-over-year improvement.”

Operating Groups – Fourth Quarter

Electronics Marketing (EM) sales of $1.61 billion grew 28% as compared with the fourth quarter of last year. The growth in EM was strong in all regions led by the Asia Pacific region’s year-over-year growth, as revenue increased 46% as compared with the prior year fourth quarter. EM Americas and EM EMEA (Europe, Middle East and Africa) produced revenue growth of 21% and 28%, respectively, as compared with the fourth quarter of fiscal 2003. EM’s operating income of $75.3 million for the fourth quarter of fiscal 2004 was 121% higher than the prior year fourth quarter. EM’s operating income margin of 4.7% represented a significant improvement as compared with 2.7% in last year’s fourth quarter.

Technology Solutions (TS) sales of $1.03 billion increased 11% as compared with the fourth quarter of fiscal 2003 and operating income of $24.4 million was almost five times higher than a year ago. Operating income margin of 2.4% for the fourth quarter of fiscal 2004 was 183 basis points better than the prior year fourth quarter.

Outlook

Looking forward to the first quarter of Avnet’s fiscal 2005, Mr. Vallee stated, “Based on current business conditions, seasonal factors and the current value of the Euro to the U.S. Dollar, we expect Technology Solutions revenue growth to be the range of minus 2% to positive 2% sequentially and Electronics Marketing revenues to decline 1-4% sequentially. Therefore, Avnet’s consolidated sales should be in the range of $2.55 billion to $2.65 billion in the first quarter of fiscal 2005 which represents a growth of 6% to 10% as compared with the first quarter of fiscal 2004. We expect earnings to decline sequentially and be in the range of $0.30 to $0.35 per share, up significantly from a GAAP loss of $0.09 per share and pro forma income of $0.09 per share in the fiscal 2004 first quarter.”

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “anticipate”, “expect”, believe”, and “should”. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share, the Company’s ability to generate additional cash flow, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Form 10-Q. Avnet is under no obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP and Pro forma Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), the Company also discloses pro forma or non-GAAP results of operations that exclude certain items. Management believes that providing this additional information is useful to investors to better assess and understand operating performance, especially when comparing results with previous periods or forecasting performance for future periods. Management believes the pro forma measures also help indicate underlying trends in the business. Management also uses pro forma measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

However, analysis of results and outlook on a pro forma or non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP. Reconciliations of the Company’s analysis of results to GAAP for the current quarter and year-to-date are attached.

Teleconference Webcast and Upcoming Events

Avnet will host a Webcast of its quarterly teleconference today at 5:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, can be accessed through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the webcast.

Additional upcoming events and other information can be accessed by visiting Avnet’s investor relations website at www.ir.avnet.com.

About Avnet

Avnet (NYSE:AVT) enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 250 suppliers. The company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. Avnet generated more than $10 billion in revenue in fiscal 2004 (year ended July 3, 2004) through sales in 68 countries. Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT:	Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED
	JULY 3,	JUNE 27,
	2004	2003
Sales	$2,643.0	$2,187.4
Income before income taxes	65.4	14.1
Net income	48.7	11.5
Net income per share:
Basic	$0.40	$0.10
Diluted	$0.40	$0.10

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

INCLUDING RESTRUCTURING AND DEBT
EXTINGUISHMENT COSTS (1) (2)	FISCAL YEARS ENDED
	JULY 3,	JUNE 27,
	2004 (1)	2003 (2)
Sales	$10,244.7	$9,048.4
Income (loss) before income taxes	98.4	(79.4)
Net income (loss)	72.9	(46.1)
Net earnings (loss) per share:
Basic	$0.61	($0.39)
Diluted	$0.60	($0.39)

EXCLUDING RESTRUCTURING AND DEBT
EXTINGUISHMENT COSTS	FISCAL YEARS ENDED
	JULY 3,	JUNE 27,
	2004	2003
Sales	$10,244.7	$9,048.4
Income before income taxes	170.4	40.8
Net income	125.6	27.8
Net earnings per share:
Basic	$1.05	$0.23
Diluted	$1.04	$0.23

(1)	The results for fiscal 2004 shown above include the impact of restructuring charges recorded in both the first and second quarters. These charges were recorded in connection with cost cutting initiatives and the previously announced combination of the Computer Marketing and Applied Computing operating groups into one operating group now called Technology Solutions. These restructuring charges amounted to $55.6 million pre-tax (all of which is included in operating expenses), $38.6 million after-tax and $0.32 per diluted share. The results for fiscal 2004 shown above also include the impact of debt extinguishment costs associated with the Company’s cash tender offer completed during the third quarter for $273.4 million of the 7 7/8% Notes due February 15, 2005. These charges amounted to $16.4 million pre-tax, $14.2 million after-tax and $0.12 per diluted share. The total impact of the restructuring and debt extinguishment costs on the results for fiscal 2004 amounted to $72.0 million pre-tax, $52.8 million after-tax and $0.44 per diluted share. See the Consolidated Statements of Operations included herein for further disclosure of the impacts of these charges.

(2)	The results for fiscal 2003 shown above include the impact of restructuring charges recorded in the second quarter in connection with cost cutting initiatives including severance costs, charges for consolidation of facilities and write-offs of certain capitalized IT-related initiatives. These restructuring charges amounted to $106.8 million pre-tax (all of which is included in operating expenses), $65.7 million after-tax and $0.55 per diluted share. The results for fiscal 2003 shown above also include the impact of debt extinguishment costs associated with the Company’s cash tender offers and repurchases completed during the third quarter for $159.0 million of its 6.45% Notes due August 15, 2003 and $220.1 million of its 8.20% Notes due October 17, 2003. These charges amounted to $13.5 million pre-tax, $8.2 million after-tax and $0.07 per diluted share. The total impact of the restructuring and debt extinguishment costs on the results for fiscal 2003 amounted to $120.3 million pre-tax, $73.9 million after-tax and $0.62 per diluted share. See the Consolidated Statements of Operations included herein for further disclosure of the impacts of these charges.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED
	JULY 3,	JUNE 27,
	2004	2003
Sales	$2,643,041	$2,187,419
Cost of sales	2,275,028	1,892,761

Gross profit	368,013	294,658
Selling, general and administrative expenses	282,235	262,939

Operating income	85,778	31,719
Other income (expense), net	(43)	9,217
Interest expense	(20,389)	(26,863)

Income before income taxes	65,346	14,073
Income tax provision	16,675	2,536

Net income	$48,671	$11,537

Net earnings per share:
Basic	$0.40	$0.10

Diluted	$0.40	$0.10

Shares used to compute earnings per share:
Basic	120,507	119,500

Diluted	122,087	119,577

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	FISCAL YEARS ENDED
	JULY 3, 2004 (1)			JUNE 27, 2003 (2)
		RESTRUCT-			RESTRUCT-
	REPORTED	URING AND	ADJUSTED	REPORTED	URING AND	ADJUSTED
	RESULTS	OTHER CHGS.	RESULTS	RESULTS	OTHER CHGS.	RESULTS
Sales	$10,244,741	$—	$10,244,741	$9,048,442	$—	$9,048,442
Cost of sales	8,879,888	—	8,879,888	7,833,487	—	7,833,487

Gross profit	1,364,853	—	1,364,853	1,214,955	—	1,214,955
Selling, general and administrative expenses	1,162,606	(55,618)	1,106,988	1,202,226	(106,765)	1,095,461

Operating income	202,247	55,618	257,865	12,729	106,765	119,494
Other income, net	7,094	—	7,094	26,204	—	26,204
Interest expense	(94,573)	—	(94,573)	(104,851)	—	(104,851)
Debt extinguishment costs	(16,370)	16,370	—	(13,487)	13,487	—

Income (loss) before income taxes	98,398	71,988	170,386	(79,405)	120,252	40,847
Income tax provision (benefit)	25,501	19,236	44,737	(33,289)	46,350	13,061

Net income (loss)	$72,897	$52,752	$125,649	($46,116)	$73,902	$27,786

Net earnings (loss) per share:
Basic	$0.61	$0.44	$1.05	($0.39)	$0.62	$0.23

Diluted	$0.60	$0.44	$1.04	($0.39)	$0.62	$0.23

Shares used to compute earnings (loss) per share:
Basic	120,086	120,086	120,086	119,456	119,456	119,456

Diluted	121,252	121,252	121,252	119,456	119,456	119,456

(1)	The results for fiscal 2004 shown above include the impact of restructuring charges recorded in both the first and second quarters. These charges were recorded in connection with cost cutting initiatives and the previously announced combination of the Computer Marketing and Applied Computing operating groups into one operating group now called Technology Solutions. These restructuring charges amounted to $55.6 million pre-tax, $38.6 million after-tax and $0.32 per diluted share. The results for fiscal 2004 shown above also include the impact of debt extinguishment costs associated with the Company’s cash tender offer completed during the third quarter for $273.4 million of the 7 7/8% Notes due February 15, 2005. These charges amounted to $16.4 million pre-tax, $14.2 million after-tax and $0.12 per diluted share. The total impact of the restructuring and debt extinguishment costs on the results for fiscal 2004 amounted to $72.0 million pre-tax, $52.8 million after-tax and $0.44 per diluted share.

(2)	The results for fiscal 2003 shown above include the impact of restructuring charges recorded in the second quarter in connection with cost cutting initiatives including severance costs, charges for consolidation of facilities and write-offs of certain capitalized IT-related initiatives. These restructuring charges amounted to $106.8 million pre-tax, $65.7 million after-tax and $0.55 per diluted share. The results for fiscal 2003 shown above also include the impact of debt extinguishment costs associated with the Company’s cash tender offers and repurchases completed during the third quarter for $159.0 million of its 6.45% Notes due August 15, 2003 and $220.1 million of its 8.20% Notes due October 17, 2003. These charges amounted to $13.5 million pre-tax, $8.2 million after-tax and $0.07 per diluted share. The total impact of the restructuring and debt extinguishment costs on the results for fiscal 2003 amounted to $120.3 million pre-tax, $73.9 million after-tax and $0.62 per diluted share.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	JULY 3,	JUNE 27,
	2004	2003
Assets:
Current assets:
Cash and cash equivalents	$312,667	$395,467
Receivables, net	1,743,962	1,471,806
Inventories	1,364,037	1,097,580
Other	63,320	161,237

Total current assets	3,483,986	3,126,090
Property, plant & equipment, net	187,339	250,412
Goodwill	894,882	857,110
Other assets	297,444	265,939

Total assets	4,863,651	4,499,551

Less liabilities:
Current liabilities:
Borrowings due within one year	160,660	187,656
Accounts payable	1,099,703	802,039
Accrued expenses and other	384,630	316,355

Total current liabilities	1,644,993	1,306,050
Long-term debt, less due within one year	1,196,160	1,278,399
Other long-term liabilities	69,072	82,580

Total liabilities	2,910,225	2,667,029

Shareholders’ equity	$1,953,426	$1,832,522

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FISCAL YEARS ENDED
	JULY 3,	JUNE 27,
	2004	2003
Cash flows from:
Operations:
Net income (loss)	$72,897	($46,116)
Add non-cash and other reconciling items:
Depreciation and amortization	64,540	88,839
Deferred taxes	(2,815)	21,606
Non-cash restructuring and other charges	31,409	55,344
Other, net	47,649	49,784

	213,680	169,457
Receivables	(271,311)	140,656
Inventories	(240,520)	387,081
Accounts payable	285,386	(120,849)
Accrued expenses and other, net	77,414	75,533

Net cash flows provided from operating activities	64,649	651,878

Financing:
Reduced drawings under accounts receivable securitization program	—	(200,000)
Issuance of notes in public offering, net of issuance costs	292,500	465,313
Repayment of notes	(444,245)	(379,197)
Proceeds from (repayment of) commercial paper and bank debt, net	55,974	(285,795)
Repayment of other debt, net	(504)	(1,686)
Other, net	13,914	(474)

Net cash flows used for financing activities	(82,361)	(401,839)

Investing:
Purchases of property, plant, and equipment	(28,623)	(34,169)
Cash proceeds from sales of property, plant and equipment	5,229	16,379
Acquisition of operations, net	(50,528)	(9,210)

Net cash flows used for investing activities	(73,922)	(27,000)

Effect of exchange rates on cash and cash equivalents	8,834	13,194

Cash and cash equivalents:
increase (decrease)	(82,800)	236,233
at beginning of year	395,467	159,234

at end of period	$312,667	$395,467

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED
	JULY 3,	JUNE 27,	JULY 3,	JUNE 27,
	2004	2003	2004	2003
SALES
Electronics Marketing	$1,608.1	$1,252.2	$5,892.4	$4,988.4
Technology Solutions	1,034.9	935.2	4,352.3	4,060.0

Consolidated	$2,643.0	$2,187.4	$10,244.7	$9,048.4

OPERATING INCOME
Electronics Marketing	$75.3	$34.1	$212.5	$101.9
Technology Solutions	24.4	5.0	98.9	56.2
Corporate	(13.9)	(7.4)	(53.6)	(38.6)

Consolidated Before Restructuring Charges	85.8	31.7	257.8	119.5
Restructuring Charges	—	—	(55.6)	(106.8)

Consolidated	$85.8	$31.7	$202.2	$12.7